AGREEMENT TO PURCHASE
                            MEMBERSHIP INTERESTS

                                  Between

                        INDECK MAINE ENERGY, L.L.C.

                                as Seller,


                                     And


                           RIDGEWOOD MAINE, L.L.C.

                                 as Buyer,



                         Dated as of      June 11, 1997



                     Acquisition of Membership Interests
                         In Indeck Maine Energy, L.L.C.

                              TABLE OF CONTENTS


ARTICLE I DEFINITIONS AND INTERPRETATIONS                                  1
1.1  Defined Terms                                                         1
1.2  Interpretations                                                       5

ARTICLE 2 SALE AND PURCHASE OF BUYER'S MEMBERSHIP INTEREST;
PURCHASE PRICE                                                             6
2.1  Sale of Buyer's Membership Interest                                   6
2.2  Manner of Payment                                                     6

ARTICLE 3 CLOSING DATE AND ACTIONS AT CLOSING                              6
3.1  Closing Date                                                          6
3.2  Actions at Closing                                                    6
  3.2.1  Delivery of Closing Documents                                     6
  3.2.2  Payment of Buyer's Membership Interest Purchase Price             6
3.3  Additional Actions                                                    6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER, ITS MEMBERS AND AFFILIATES                             6
4.1  Due Organization                                                      7
4.2  Power and Authority                                                   7
4.3  Valid, Binding and Enforceable Obligations                            7
4.4  No Violations                                                         7
4.5  Governmental Consents and Notices                                     7
4.6  Additional Consents and Notices                                       8
4.7  Membership Interests                                                  8
4.8  Bankruptcy                                                            8
4.9  Business of Seller                                                    8
4.10 Utility Status                                                        8
4.11 Adequacy of the Seller Assets                                         9
4.12 No Undisclosed Liabilities                                            9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO
THE FACILITIES                                                            10
5.1  No Litigation                                                        10
5.2  Qualifying Facility Matters                                          10

5.3  Seller's Assets                                                      10
  5.3.1  Real Property Rights; Title Insurance                            10
  5.3.2  Title to Seller Assets                                           10
5.4  Project Documents                                                    11
5.5  No Employees, Etc                                                    11
5.6  Permits                                                              11
5.7  General Legal Compliance                                             12
5.8  Environmental Legal Compliance                                       12
5.9  Insurance                                                            12
5.10  Utilities                                                           12
5.11  Facility Construction and Condition                                 12
5.12  Securities Laws                                                     13
5.13  Brokers                                                             13
5.14  Tax Returns                                                         13

ARTICLE 6 BUYER'S REPRESENTATIONS AND WARRANTIES                          13
6.1  Due Organization                                                     13
6.2  Power and Authority                                                  13
6.3  Valid, Binding and Enforceable Obligations                           14
6.4  No Violations                                                        14
6.5  Bankruptcy                                                           14
6.6  No Litigation                                                        14
6.7  Investment Intent                                                    14
6.8  Accredited Investor                                                  15
6.9  Brokers' Fees                                                        15

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS                     15
7.1  No Termination                                                       15
7.2  Representations True and Correct; Certificate                        16
7.3  Compliance with Covenants; Certificate                               16
7.4  No Adverse Proceedings                                               16
7.5  Proceedings Satisfactory                                             16
7.6  No Adverse Changes                                                   16
7.7  Consents and Notices                                                 16
7.8  Legal Opinion                                                        16
7.9  Execution and Delivery of Closing Documents                          16
7.10  No Violations                                                       17
7.11 Closing Actions                                                      17
7.12  Seller Documents                                                    17

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS                    17
8.1  No Termination                                                       17
8.2  Representations True and Correct; Certificate                        17
8.3  Compliance with Covenants; Certificate                               17
8.4  No Adverse Proceedings                                               17
8.5  Proceedings Satisfactory                                             18
8.6  Consents and Notices                                                 18
8.7  Legal Opinion                                                        18
8.8  Execution and Delivery of Closing Documents                          18
8.9  No Violations                                                        18
8.10  Closing Actions                                                     18

ARTICLE 9 INDEMNIFICATION                                                 18
9.1  Indemnification by Seller                                            18
9.2  Indemnification by Buyer.                                            19

ARTICLE 10 ADDITIONAL COVENANTS AND TERMINATION                           19
10.1  Seller's General Pre-Closing Covenants                              19
  10.1.1  Full Access                                                     19
  10.1.2  Furnishing Information                                          19
  10.1.3  Consultation with Accountants                                   19
  10.1.4  Discussions with Facility Participants                          19
  10.1.5  Representations and Warranties                                  20
  10.1.6  Conduct of Business                                             20
  10.1.7  Preservation of Assets, Relationships, Etc.                     20
  10.1.8  New Obligations                                                 20
  10.1.9  No Defaults or Events of Default                                20
  10.1.10  No Solicitations, Etc.                                         20
  10.1.11  Notification                                                   20
  10.1.12  Spare Parts                                                    20
10.2  Filings and Consents                                                20
10.3  Provision of Information                                            21
10.4  Further Assurances                                                  21
10.5  Termination                                                         21
  10.5.1  By Mutual Agreement                                             21
  10.5.2  By Buyer                                                        21
  10.5.3  By Seller                                                       21
  10.5.4  By Any Party                                                    21

ARTICLE 11 TAX MATTERS                                                    21

11.1  Sales and Transfer Taxes                                            21
11.2  Income Tax Matters                                                  22
  11.2.1  Certain Income Tax Effects of the Transactions                  22

ARTICLE 12 MISCELLANEOUS                                                  22
12.1  Transaction Costs                                                   22
12.2  Entire Agreement                                                    22
12.3  Amendments                                                          22
12.4  Assignments                                                         22
12.5  Binding Effect                                                      22
12.6  Headings                                                            22
12.7  Notices                                                             22
12.8  Severability                                                        23
12.9  Waivers                                                             23
12.10  Enforcement Costs                                                  24
12.11  Remedies Cumulative                                                24
12.12  Counterparts                                                       24
12.13  Governing Law                                                      24
12.14  Preparation of Agreement                                           24
12.15  Survival                                                           24
12.16  Inducement to Transaction                                          24

ARTICLE 13 EXECUTION CLAUSE                                               25

                 AGREEMENT TO PURCHASE MEMBERSHIP INTERESTS



     THIS AGREEMENT TO PURCHASE MEMBERSHIP INTERESTS (the "Agreement") is made and entered into as of June 11, 1997, between Indeck Maine Energy, L.L.C., a limited liability company organized under the laws of the State of Illinois (the "Seller"), and Ridgewood Maine, L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Buyer"), with reference to the following recitals:

                                RECITALS

     A. Seller has been formed as a limited liability company under the laws of the State of Illinois;

     B. The persons listed in Schedule 4.1 attached hereto own 100% of the outstanding membership interests in Seller (the "Existing Members");

     C. Seller owns and operates all of the assets comprising the Facilities (as defined below). Seller has contracted to provide electrical energy and capacity to the participants in NEPOOL (as defined below) pursuant to the Power Purchase Agreement (as defined below).

     D. At the closing described below, Buyer will acquire from Seller and Seller will sell to Buyer the Buyer's Membership Interest (as defined below).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

     1.1 Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.

     "Additional Consents and Notices" has the meaning set forth in Section
4.6.

     "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" means this Agreement, including all Exhibits and Schedules.

     "Buyer" has the meaning set forth in the Preamble.

     "Buyer's Membership Interest" means the membership interest in Seller, which Buyer is purchasing pursuant to this Agreement, which interest is described more fully in the Operating Agreement.

     "Buyer's Membership Interest Purchase Price" means an amount of Fourteen Million Dollars ($14,000,000).

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.1.

     "Closing Documents" means, collectively, this Agreement, the Operating Agreement and the Existing Members' Consent and Guaranty.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted thereunder.

     "Default" means, when used with reference to any agreement without other reference, any event or circumstances that, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default under such agreement.

     "Environmental Laws" means, collectively, all federal, state, local and other applicable laws, statutes and regulations, which in any way relates to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ( 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. ( 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ( 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. ( 2601 et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. ( 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. ( 7401 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. (
4231; the Rivers and Harbours Act of 1899, 33 U.S.C. ( 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. ( 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ( 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ( 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. (( 1471, 1472, 1655, 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. ( 136 et seq.; and the Atomic Energy Act, 42 U.S.C. ( 3011 et seq.

     "Event of Default" means, when used with reference to any agreement without other reference, an event of default or other similar event as defined, or pursuant to, the terms of such agreement.

     "Existing Members" has the meaning set forth in the Recitals.

     "Existing Members' Consent and Guaranty" means the consent and guaranty agreement executed by each of the Existing Members, in the form attached hereto as Exhibit A.

     "Facilities" means collectively the Jonesboro Facility and the West Enfield Facility.

     "FERC" means the Federal Energy Regulatory Commission and its successors.

     "FPA" means the Federal Power Act, as amended, and all rules and regulations adopted thereunder.

     "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

     "Governmental Approval" means any applicable authorization, approval, consent, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Person.

     "Governmental Person" means any federal, state, local or other government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

     "Governmental Rule" means any applicable federal, state, local or other law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.

     "Governmental Consents and Notices" has the meaning set forth in Section
4.5.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations thereunder.

     "Jonesboro Facility" means the approximately 24.5 megawatt biomass fired electrical generating facility which is located in Jonesboro, Maine, and which is owned by Seller.

     "Knowledge," "known" and "knows," whether or not capitalized herein and when used with respect to matters covered by representation, warranty, covenant or other provision of this Agreement applicable to Seller, means the knowledge and beliefs of each of Thomas M. Campone, but without any independent investigation.

     "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement).

     "MPUC" means the Maine Public Utilities Commission and its successors.

     "NEPOOL" means the New England Power Pool.

     "Operating Agreement" means the Amended and Restated Operating Agreement of Seller by and among each of the Existing Members and Buyer (in the form attached to this Agreement as Exhibit B), which amends and restates the Operating Agreement dated as of April 1, 1997 among the Existing Members.

     "Permits" has the meaning set forth in Section 5.6.

     "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity.

     "Power Purchase Agreement" means that certain Agreement dated May __, 1997 between Seller and the NEPOOL Participants referred to therein pursuant to which Seller agrees to provide electrical energy and capacity.

     "Project Documents" has the meaning set forth in Section 5.4.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, and all rules and regulations adopted thereunder.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, and all rules and regulations adopted thereunder.

     "Qualifying Facility" means a "qualifying facility" within the meaning of PURPA.

     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted thereunder.

     "Seller" has the meaning set forth in the Preamble.

     "Seller Assets" means all of the assets and rights of any kind or character owned or leased or otherwise benefiting Seller including (i) the Sites, and all easements, rights of way and other similar rights in which Seller has any interest, (ii) the Facilities and related fixtures, improvements, equipment and other assets located on the Sites, (iii) the Power Purchase Agreement and all of the other Project Documents, (iv) the Permits, and (v) all of the tangible and intangible personal, real, mixed and other property and assets of any kind owned or leased by Seller or in which Seller has any right or interest.

     "Site" means with respect to the Jonesboro Facility, the land described on Schedule 1.1(a), and with respect to the West Enfield Facility, the land described on Schedule 1.1(b).

     "Tax Liabilities" means all income, excise, sales, unemployment, employer and employee withholding, social security, occupation, franchise, customs and other taxes, duties or charges levied, assessed or imposed upon Seller, during any portion of the taxable year of Seller ending on the Closing Date or that accrued or are attributable to any portion of the taxable year of Seller ending on the Closing Date.

     "Tax Returns" has the meaning set forth in Section 5.14.

     "West Enfield Facility" means the approximately 24.5 megawatt biomass fired electrical generating facility which is located in West Enfield, Maine, and which is owned by Seller.


     1.2 Interpretations. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise necessarily requires:

          1.2.1 the terms "herein," "herewith" and "hereof" are references to this Agreement, taken as a whole;

          1.2.2 the terms "include," "includes" and "including" shall mean "including, without limitation";

          1.2.3 references to a "Section," "Article," "Exhibit" or "Schedule" shall mean a Section, Article, Exhibit or Schedule of this Agreement, as the case may be;

          1.2.4 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

          1.2.5 references to a Person includes its permitted successors and permitted assigns;

          1.2.6 the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa;

          1.2.7 reference to a given Governmental Rule is a reference to that Governmental Rule as amended, modified, supplemented or restated as of the date on which the reference is made; and

          1.2.8 accounting terms have the meaning given to them by GAAP applied on a consistent basis by the Person to which they relate.

                                 ARTICLE 2

             SALE AND PURCHASE OF BUYER'S MEMBERSHIP INTEREST;

                               PURCHASE PRICE

     2.1 Sale of Buyer's Membership Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell and Buyer shall purchase Buyer's Membership Interest.

     2.2 Manner of Payment. At the Closing, Buyer shall pay Buyer's Membership Interest Purchase Price in the manner specified in Article 3.

                                ARTICLE 3

                   CLOSING DATE AND ACTIONS AT CLOSING

     3.1 Closing Date. Subject to the other provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of the Seller, 1130 Lake Cook Road, Suite 300, Buffalo Grove, Illinois 60089, at 10:00 a.m., local time, on July 1, 1997, or on such other date and at such other place as may be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "Closing Date."

     3.2 Actions at Closing. In addition to, and without limiting any other provisions of this Agreement, Seller and Buyer shall take the following actions or cause the following actions to be taken at the Closing:

          3.2.1 Delivery of Closing Documents. Seller, Buyer, and, to the extent required, the Existing Members shall execute and deliver the Closing Documents and any other certificates, instruments, or agreements necessary to effect the transactions contemplated in this Agreement.

          3.2.2 Payment of Buyer's Membership Interest Purchase Price. Buyer shall pay, or cause to be paid to Seller, Buyer's Membership Interest Purchase Price by wire transfer or other credit of immediately available funds to an account designated by Seller.

     3.3 Additional Actions. Seller and Buyer shall, on request, on and after the Closing Date, take such further actions as may be requested pursuant to Section 10.4.

                                ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES

                RELATING TO SELLER, ITS MEMBERS AND AFFILIATES

     Seller hereby represents and warrants to Buyer (regardless of any examinations, inspections, audits or other investigations Buyer has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     4.1 Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and is qualified to transact business in the State of Maine and all other jurisdictions where the activities of Seller require Seller to be so qualified. There are no dissolution, winding-up or similar proceedings pending, or, to the knowledge of Seller, threatened against Seller or any of its members or affiliates. Schedule 4.1 attached sets forth the name and address of each member of Seller and a brief description of the membership interest held by such Person.

     4.2 Power and Authority. Seller has full power and authority to enter into and perform its obligations hereunder and under the Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All proceedings required to be taken by Seller to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     4.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which Seller is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by Seller and constitutes, or will constitute when executed, a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     4.4 No Violations. The execution and delivery by Seller of this Agreement and the other Closing Documents to which it is or will be a party, and Seller's consummation of the transactions contemplated hereby and thereby will not (a) violate the organizational documents of Seller, (b) violate or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which Seller is a party or by which any of the properties or assets of Seller is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of Seller, or under any debt, obligation, contract, commitment or other agreement to which Seller is a party or by which any of its properties or assets is or may be bound, or (d) violate any Governmental Rule.

     4.5 Governmental Consents and Notices. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the "Governmental Consents and Notices"), no Governmental Approval is necessary or appropriate in connection with the execution and delivery by Seller of this Agreement and the other Closing Documents, or the consummation by Seller of the transactions contemplated hereby and thereby, including the issuance of Buyer's Membership Interest to Buyer. Except as expressly described on Schedule 4.5, all of the Governmental Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired. Without limiting the generality of the preceding provisions of this Section 4.5, no consent, approval or filing is required under or in connection with the HSR Act in connection with the transactions contemplated by this Agreement.

     4.6 Additional Consents and Notices. Except for the consents, notices and other items set forth on Schedule 4.6 (collectively, the "Additional Consents and Notices"), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Persons) is necessary or appropriate in connection with the execution and delivery by Seller of this Agreement and the other Closing Documents, or the consummation by Seller of the transactions contemplated hereby and thereby, including the issuance of Buyer's Membership Interest to Buyer. Except as expressly described on Schedule 4.6, all of the Additional Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.

     4.7 Membership Interests. Schedule 4.1 sets forth the name, address and membership interest of each of the Existing Members. No other party has any rights to acquire or otherwise holds any interest in or has any rights with respect to any ownership, membership or participating interest in Seller. Buyer's Membership Interest to be issued to Buyer on the Closing Date shall be free and clear of all Liens (except to the extent created by or through Buyer).

     4.8 Bankruptcy. Neither Seller nor any of its Affiliates or members has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Seller or any of its Affiliates or members seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Seller nor any of its Affiliates or members or of all or any part of their respective properties.

     4.9 Business of Seller. Seller is not engaged in any business or activities other than the development, ownership, operation and maintenance of the Facilities and matters incidental thereto. Without limiting the generality of the foregoing, Seller (a) does not own any capital stock, partnership interest or other interest of any type, directly or indirectly, in any other corporation, partnership or other Person, (b) does not conduct any business other than the business contemplated by the Project Documents to which it is a party and (c) is not a party to and is not bound by any contract, agreement, instrument or other document other than the Project Documents to which it is a party.

     4.10 Utility Status. Neither Seller nor any of its members or Affiliates is

          (a) (i) a "public utility company" or a "holding company" or (ii) a "subsidiary company", "affiliate" or "associate company" of a "public utility company or "holding company", all within the meaning of PUHCA;

          (b) a "public utility" under the FPA; or

          (c) a public utility company, public service company or other similar company under any applicable state law regulating entities engaged in the business of distributing and/or selling electric energy.

     4.11 Adequacy of the Seller Assets. The Seller's Assets constitute all of the land, buildings, equipment, spare parts, inventories, interconnection and transmission agreements, permits, franchises and other legal rights which are required by the Project Documents or which are otherwise necessary or advisable to enable the Seller to lawfully perform all of its obligations under the Power Purchase Agreement. in the ordinary course. Each of the Facilities has successfully completed all start up or testing procedures required by the Power Purchase Agreement, and each of the Facilities commenced commercial operation by delivery of capacity and energy under the Power Purchase Agreement on June 11, 1997, and have remained in commercial operation through the Closing Date.

     4.12 No Undisclosed Liabilities. As of the Closing Date, Seller has no liabilities or obligations of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) other than:

          (a) liabilities or obligations arising under the Project Documents since June 11, 1997;

          (b) liabilities or obligations incurred in the ordinary course of operations since June 11, 1997 (such as amounts due or accrued for operator expenses, fuel purchases and other operating expenses);

          (c) contingent liabilities or obligations which may arise under Environmental Laws and other rules, regulations and statutes of general application, provided, however that to the knowledge of Seller, except to the extent disclosed in the Phase I Environmental Assessments prepared by GZA GeoEnvironmental, Inc. for each of the Facilities dated September 1996, there exists no facts or circumstances which could reasonably be expected to subject Seller to any material liability with respect thereto.

                               ARTICLE 5

                REPRESENTATIONS AND WARRANTIES RELATING TO

                            THE FACILITIES

     Seller hereby represents and warrants to Buyer (regardless of any examinations, inspections, audits or other investigations Buyer has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     5.1 No Litigation. There are no actions, suits or proceedings of any type relating to Seller or the Facilities pending or, to Seller's knowledge, threatened, against Seller or any of its Affiliates or members or any of their respective properties or business, whether at law or in equity, including actions, suits, or proceedings before or by any federal, state, municipal or other court or governmental department, commission, board, bureau, agent, instrumentality or other Governmental Person. Seller has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Neither Seller nor any of its Affiliates or members is operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person with respect to the business of Seller or the Facilities.

     5.2 Qualifying Facility Matters. Each of the Facilities is an electrical generating facility that has been certified by the FERC as a Qualifying Facility, and is in compliance in all respects with all technical and ownership requirements contained in all applicable FERC and MPUC rules and regulations.

     5.3  Seller's Assets.

          5.3.1 Real Property Rights; Title Insurance. Schedule 5.3.1 is a complete and accurate list of (i) all real property owned or leased by Seller and of all easements, rights of way, rights of interconnection and other similar agreements in which Seller has any rights, and (ii) all title insurance policies and similar insurance policies issued to Seller relating to any of the property described in preceding clause (i) or relating to the fixtures and improvements affixed thereto.

          5.3.2 Title to Seller Assets. Except as described on Schedule 5.3.2, Seller has good, valid and marketable title to the Sites, free and clear of all Liens, and Seller has good and indefeasible title to the remainder of the Facilities and all of the other Seller Assets, free and clear of all Liens, in each case subject to customary and routine exceptions normally found in title insurance policies. All of the Liens disclosed on
Schedule 5.3.2 will be discharged by Seller (or by the Members of Seller other than the Buyer) on or before the Closing Date.

     5.4  Project Documents.

          5.4.1 Set forth on Schedule 5.4 is a true, correct and complete list and brief description of all material agreements, contracts, instruments, licenses, permits and franchises, including all amendments thereto relating to Seller or either of the Facilities, or to which Seller or either of the Facilities are subject (collectively, the "Project Documents"). A true, correct and complete copy of each of the Project Documents including all amendments, supplements, exhibits and schedules, if any, thereto has been delivered to Buyer.

          5.4.2 The Power Purchase Agreement has not been modified, supplemented, amended, waived or terminated in any respect whatsoever, and none of the other Project Documents has been modified, supplemented, amended, waived or terminated in any material respect, in any such case whether orally or in writing, except by means of another Project Document.

          5.4.3 Each of the Project Documents constituting an agreement, contract, instrument or other similar document (including the Power Purchase Agreement) (a) has been duly authorized, executed and delivered by Seller, and to Seller's knowledge, by each of the other parties thereto, (b) except to the extent fully performed in accordance with its terms, is in full force and effect, and (c) to Seller's knowledge, is a valid obligation of such other parties enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditor's rights and general principles of equity.

          5.4.4 No Default or Event of Default on the part of Seller has occurred and is continuing under any Project Document (including the Power Purchase Agreement), and Seller has not received notice, oral or written, that a Default or Event of Default on the part of any other Person has occurred thereunder or that any Person has alleged or asserted any such Default or Event of Default by an Person.

     5.5 No Employees, Etc. Seller has no employees, nor does it have any obligation to make contributions to any compensation, bonus, health, sick pay, disability, vacation pay, group-term life insurance, dependant care assistance, accidental death and dismemberment insurance, severance, employee welfare, pension, profit sharing, retirement or other employee benefit plans, funds, programs or arrangements.

     5.6 Permits. The Governmental Approvals listed on Schedule 5.6 (collectively, the "Permits") constitute, all of the material Governmental Approvals which are necessary or appropriate in connection with the ownership, use, operation and maintenance of the Facilities and the conduct of Seller's business and activities. Each Permit has been duly and validly issued, or transferred, to Seller, and is in full force and effect, and all rights and entitlements thereunder are vested exclusively in Seller. Seller has not received any notice that Seller has committed any act or failed to act in any manner or under any circumstances which could result in the revocation or suspension of any Permit or in any other disciplinary action relating thereto. The consummation of the transactions provided for in this Agreement and the other Closing Documents will not violate any of the terms or provisions of the Permits or impose any material obligation on Seller. Seller has no reason to believe that any of such Permits will not be renewed upon their natural expiration in the ordinary course of business upon compliance with normal and customary renewal procedures applicable to the respective Permit.

     5.7 General Legal Compliance. Except as disclosed on Schedule 5.7 or 5.8, Seller and the Facilities are in compliance in all material respects with all Governmental Rules applicable to Seller and/or the Facilities, as the case may be, and with all Permits, including all Governmental Rules applicable to the conduct of Seller's business and activities and to the construction, ownership, operation, maintenance and use of the Facilities.

     5.8  Environmental Legal Compliance.  Without limiting the generality of
Section 5.7, and except as disclosed on Schedule 5.8, (a) Seller and each of the Facilities and the Sites are in compliance in all material respects with all Environmental Laws, and (b) there has not been (whether prior to, or in connection with, the construction, fuel supply, power generation and transmission, waste disposal, and other operations and processes relating to the Facilities or otherwise) any release, emission, seepage, disposal, spill or discharge at or to the Sites or its environments, whether onto or into the ground, water, air or otherwise, of any petroleum products or of any substance considered a hazardous or toxic substance that would give rise to liability to the owner or operator of the Facilities under any Environmental Law, and to the best of knowledge of Seller, none is reasonably expected to occur imminently, other than those which (i) are not material, (ii) are permitted under all applicable Environmental Laws and Permits, (iii) occur in the normal course of the operation of the Facilities or (iv) have not had and are not reasonably expected to have any material adverse impact on Seller or the Facilities.

     5.9 Insurance. Schedule 5.9 contains a list and description of all insurance policies of any type which are held by Seller (or its Affiliates or members which relate to Seller or the Facilities) specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder. Except as disclosed on Schedule 5.9, no claim of any type has been made under any of such policies.

     5.10 Utilities. All utility services necessary for the operation of the Facilities are available at the boundaries of their respective Sites, including water supply, sanitary and storm sewer facilities, and gas, electric and telephone facilities.

     5.11 Facility Construction and Condition. Each of the Facilities is operating substantially as designed, all of Seller Assets are in good operating condition, maintenance and repair (subject only to normal wear and tear) and there are no material design or other material defects in the Facilities or any other Seller Asset.

     5.12 Securities Laws. Based upon and provided that the representations of Buyer in Sections 6.7 and 6.8 are true and correct, the sale of Buyer's Membership Interest is not required to be registered pursuant to the Securities Act, or applicable state securities laws or regulations.

     5.13 Brokers. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, either Seller, its members or any of their respective Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.

     5.14 Tax Returns. Seller has properly, accurately and timely completed and filed all federal, state and local tax returns and reports, declarations and information returns ("Tax Returns") required to be filed on or before the Closing Date by or on behalf of Seller or the Facilities, and has withheld and paid over all amounts shown as due on such returns, as well as other due and payable charges, assessments and governmental charges of which Seller has knowledge. Prior to the Closing Date, Seller is classifiable as a partnership, and not as an association taxable as a corporation under Section 7701 of the Code and the regulations promulgated thereunder, and has been taxed as a partnership for federal income tax purposes under subchapter "K" of the Code. No Tax Returns of Seller have been audited by any federal, state or local taxing authorities.

                                     ARTICLE 6

                       BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer hereby represents and warrants to Seller (regardless of any examinations, inspections, audits or other investigations Seller has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     6.1 Due Organization. Buyer is a Delaware limited liability company, duly organized, and validly existing under the laws of the State of Delaware, and is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification, except where the failure to so qualify would not have a material adverse effect on its financial condition, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby.

     6.2 Power and Authority. Buyer has full limited liability company power and authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All limited liability company proceedings required to be taken by Buyer to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     6.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which Buyer is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by Buyer and constitutes, or will when executed constitute, a valid, binding, and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     6.4 No Violations. The execution and delivery by Buyer of this Agreement and the other Closing Documents to which it is or will be a party, and Buyer's consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the organizational documents of Buyer, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which Buyer is a party or by which any of the properties or assets of Buyer is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of Buyer, or under any debt, obligation, contract, commitment or other agreement to which Buyer is a party or by which any of the properties or assets is or may be bound, or (d) violate any Governmental Rule.

     6.5 Bankruptcy. Buyer has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Buyer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Buyer or of all or any substantial part of its properties.

     6.6 No Litigation. There are no actions, suits or proceedings of any type pending or, to Buyer's knowledge, threatened, against Buyer or any of its properties or business, whether at law or in equity, before or by Governmental Person. Buyer has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Buyer is not operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.

     6.7 Investment Intent. Buyer is acquiring Buyer's Membership Interest solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that Buyer's Membership Interest is not registered under the Securities Act and that Buyer's Membership Interest may not be transferred or sold except in compliance with the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and in compliance with applicable state securities laws and regulations.

     6.8 Accredited Investor. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act and is a sophisticated investor with the capability of evaluating the merits and risks of entering into this Agreement and the consummation of the transactions contemplated hereby. Further, Buyer confirms that: (a) Seller has provided to Buyer full access to Seller's books and records and to Seller's personnel which are familiar with the operations of the Facilities, (b) Buyer has had the opportunity to question Seller's personnel and that all such inquiries have been answered to Buyer's satisfaction, and (c) no representations have been made by Seller or its Affiliates except as set forth herein or in the documents being delivered in connection with the consummation of the transactions contemplated hereby.

     6.9 Brokers' Fees. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, Buyer or any of its Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity, except Monhegan Partners, pursuant to a separate agreement for which Buyer is solely responsible.

     6.10 HSR Act. No consent, approval or filing is required under or in connection with the HSR Act in connection with the transactions contemplated by this Agreement.

     6.11 Utility Status. Neither Buyer nor any of its members or Affiliates is

          (a) (i) a "public utility company" or a "holding company" or (ii) a "subsidiary company", "affiliate" or "associate company" of a "public utility company or "holding company", all within the meaning of PUHCA;

          (b) a "public utility" under the FPA; or

          (c) a public utility company, public service company or other similar company under any applicable state law regulating entities engaged in the business of distributing and/or selling electric energy.

                                       ARTICLE 7

                     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Buyer, in its sole discretion, of each of the following conditions on or prior to the Closing:

     7.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.5 hereof.

     7.2 Representations True and Correct; Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Seller shall have executed and delivered to Buyer an officer's certificate confirming the same.

     7.3 Compliance with Covenants; Certificate. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have executed and delivered to Buyer an officer's certificate confirming the same.

     7.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     7.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of such documents and customary certificates as Buyer and its counsel may reasonably request in connection therewith.

     7.6 No Adverse Changes. There shall have been no material adverse change in the position, financial or otherwise, or the assets, liabilities or results of operations of Seller or the Facilities other than in the ordinary course of business or as permitted or contemplated by this Agreement, nor shall the business, assets and properties of Seller or the Facilities have been materially and adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, flood, riot, civil disturbance, uprising, activity of armed forces, or act of God or public enemy, whether or not covered by applicable insurance.

     7.7 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     7.8 Legal Opinion. Buyer shall have received from Pierce Atwood, legal counsel to Seller, opinions as to the authorization, delivery and performance of the Closing Documents and the other acts to be performed by Seller at the Closing in form reasonably acceptable to Buyer and its counsel.

     7.9 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material

Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     7.10 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     7.11 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby shall have been duly performed and complied with, and Buyer shall have received satisfactory evidence of any and all such actions.

     7.12 Seller Documents. Buyer shall have received (i) a copy of the fully executed Operating Agreement (in the form in effect prior to the Closing
Date), (ii) a certified copy of the Certificate of Organization issued by the Illinois Secretary of State, and (iii) evidence as to the good standing of Seller in the States of Illinois and Maine.

                                    ARTICLE 8

               CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Seller, in its sole discretion, of each of the following conditions on or prior to the Closing:

     8.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.5 hereof.

     8.2 Representations True and Correct; Certificate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have executed and delivered to Seller an officer's certificate confirming the same.

     8.3 Compliance with Covenants; Certificate. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have executed and delivered to Seller an officers' certificate confirming the same.

     8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     8.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received copies of such documents and customary certificates as Seller and its counsel may reasonably request in connection therewith.

     8.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     8.7 Legal Opinion. Seller shall have received from Downs Rachlin & Martin, PC, opinions as to the authorization, delivery and performance of the Closing Documents and the other acts to be performed by Buyer at Closing in form reasonably acceptable to Seller and its counsel.

     8.8 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     8.9 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     8.10 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the payment of the Buyer's Membership Interest Purchase Price, shall have been duly performed and complied with, and Seller shall have received satisfactory evidence of any and all such actions.


                                       ARTICLE 9

                                   INDEMNIFICATION

     9.1 Indemnification by Seller. As Buyer's sole monetary remedy for any breach of this Agreement by Seller, Seller shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless Buyer and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Seller under this Agreement or any other Closing Document. Notwithstanding the foregoing, Seller shall not be obligated to indemnify with respect to any claim unless and until the aggregate amount claimed equals or exceeds

$250,000, in which case Seller's indemnity obligation shall include such $250,000 amount. In no event shall Seller's liability hereunder exceed Buyer's Membership Interest Purchase Price.

     9.2 Indemnification by Buyer. As Seller's sole monetary remedy for any breach of this Agreement by Buyer, Buyer shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless Seller and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Buyer under this Agreement or any other Closing Document.


                                  ARTICLE 10

                      ADDITIONAL COVENANTS AND TERMINATION

     10.1 Seller's General Pre-Closing Covenants. Until the Closing Date, Seller shall, unless Buyer shall otherwise agree in writing, do the following:

          10.1.1 Full Access. Permit Buyer and its representatives, agents, counsel and accountants to have full access to all properties, books, accounts, records, contracts, files, correspondence, tax records and documents of or relating to Seller, the Facilities and Seller Assets, and permit Buyer to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of Seller, the Facilities and Seller Assets as Buyer deems necessary or advisable, provided that Buyer shall take all reasonable steps to minimize the disturbance to the operations of Seller.

          10.1.2 Furnishing Information. Promptly furnish to cause to be furnished, at its sole cost and expense, to Buyer and its representatives, originals or copies of all Project Documents and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to Seller, the Facilities and Seller Assets that may be requested, including copies of all environmental reports, and plans and specifications pertaining to all or any portion of the Facilities or the Sites.

          10.1.3 Consultation with Accountants. Permit Buyer to consult with the accountants for Seller, and said accountants are hereby authorized to disclose all information in their possession to Buyer with respect to Seller, the Facilities and Seller Assets.

          10.1.4 Discussions with Facility Participants. Permit Buyer and its representatives and agents to discuss the proposed sale of Buyer's Membership Interest with any of the parties to the Project Documents or any other Person who has any relationship to Seller, the Facilities or Seller Assets.

          10.1.5 Representations and Warranties. Refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Articles 4 or 5 hereof from being true, complete and accurate on the Closing Date as if made on such date.

          10.1.6 Conduct of Business. Except as expressly contemplated hereby, carry on the business of Seller, the Facilities and Seller Assets in the ordinary course, and not sell, transfer or otherwise dispose of any Seller Asset except in the ordinary course of business, and continue to use, operate, maintain and repair the Facilities and all Seller Assets in accordance with all Permits, all Project Documents and all applicable Governmental Rules and otherwise in accordance with Seller's prior practice.

          10.1.7 Preservation of Assets, Relationships, Etc. Preserve the business organization of Seller and the Facilities and Seller Assets intact, and preserve Seller's present relationships with all other parties to the Project Documents and others involved with or having any material relationship to the Facilities.

          10.1.8 New Obligations. Not enter into any material contract, agreement or instrument of any type, whether written or oral, or otherwise incur any new liabilities, whether contingent or otherwise, except in the ordinary course of business.

          10.1.9 No Defaults or Events of Default. Refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a Default or Event of Default under any Project Document.

          10.1.10 No Solicitations, Etc. Refrain from soliciting or encouraging (by way of furnishing information, or otherwise) any inquiries or proposals for the acquisition of any interest in Seller, either of the Facilities, or the Seller Assets.

          10.1.11 Notification. Promptly notify Buyer in writing of any event, circumstance or condition that results or, with the passage of time or notice, or both, would reasonably be likely to result, in (a) any representation or warranty of Seller under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of Buyer being unable to be satisfied, or (c) the inability of Seller to perform any of its obligations hereunder.

          10.1.12 Spare Parts. Contribute or cause to be contributed to Seller, free and clear of any Liens and at no obligation to Seller, all spare parts and other assets relating to or used in the operation of the Facilities which are owned or controlled by Affiliates of Seller.

     10.2 Filings and Consents. Seller and Buyer, as promptly as practicable, shall each use their reasonable, good faith and diligent efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

     10.3 Provision of Information. Seller shall cause all the originals of all books and records, accounts, contracts, and other documents held by Affiliates of Seller which relate to the Facilities or Seller Assets (other than documents wholly internal to Seller's Affiliates and not reasonably necessary to the proper operation and management of the Facilities) to be delivered by such parties to Seller at the Closing or promptly after the Closing Date, but in no event later than fifteen days after the Closing Date.

     10.4 Further Assurances. Seller and Buyer shall, on request, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or its counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the other Closing Documents.

     10.5 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          10.5.1 By Mutual Agreement. By the mutual agreement of Buyer and Seller in writing.

          10.5.2 By Buyer. By written notice from Buyer to Seller if (a) any condition set forth herein for the benefit of Buyer shall not have been timely satisfied, (b) Seller fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from Buyer to Seller or (c) any representation or warranty of Seller hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from Buyer to Seller.

          10.5.3 By Seller. By written notice from Seller to Buyer if (a) any condition set forth herein for the benefit of Seller shall not have been timely satisfied, (b) Buyer fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from Seller to Buyer, or (c) any representation or warranty of Buyer hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from Seller to Buyer.

          10.5.4 By Any Party. By written notice from any party to the other parties if the Closing contemplated hereunder has not taken place on or before August 1, 1997.


                                     ARTICLE 11

                                    TAX MATTERS

     11.1 Sales and Transfer Taxes. All transfer, sales, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the sale and transfer of Buyer's Membership Interest or in connection with the indirect transfer of Seller Assets effected thereby or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents shall be the exclusive responsibility of and shall be paid by Seller.

     11.2  Income Tax Matters.

          11.2.1 Certain Income Tax Effects of the Transactions. For federal and state income tax purposes, the Members intend that the transactions effected by this Agreement, together with the payment of the Closing Distribution under Section 8.1(a) of the Operating Agreement, shall be treated as (i) a sale by the Indeck Members (as defined in the Operating Agreement) of a portion of their membership interest in the Seller representing substantially all of the present value of their membership interests in the Seller for a sale price equal to the amount of the Closing Distribution, and
(ii) a capital contribution to the Seller of the remainder of the Membership Interest Purchase Price.


                                  ARTICLE 12

                                 MISCELLANEOUS

     12.1 Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of their own costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     12.2 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

     12.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

     12.4 Assignments. No party shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

     12.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     12.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     12.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telefaxed, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

     To Buyer:                               With a copy to:

     Ridgewood Maine, L.L.C.
     c/o Ridgewood Power Corporation        Downs Rachlin & Martin, PC
     947 Linwood Drive                      199 Main Street, P.O. Box 190
     Ridgewood, New Jersey  07450           Burlington, VT  05402-0190
     Attn:  President                       Attn:  Thomas H. Moody, Esq.

     To Seller:                             With a copy to:

     Indeck Maine Energy, L.L.C.            Pierce Atwood Schribner, Allen
     1130 Lake Cook Road, Suite 300           Smith & Lancaster
     Buffalo Grove, Illinois  60089         One Monument Square
     Attn:  President                       Portland, Maine  04101
     with a separate copy to:
     Alan R. Waskin, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section 12.7. Each such notice shall be deemed delivered
(a) on the date actually delivered if by messenger or courier service; (b) on the date of confirmed answer-back if by telefax; and (c) on the date upon with the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     12.8 Severability. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     12.9 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     12.10 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Closing Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any other Closing Document, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all out-of-pocket expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other reasonable and customary charges billed by the attorney to the prevailing party.

     12.11 Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or inequity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.

     12.13 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois, without regard to principles of conflicts of laws.

     12.14 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

     12.15 Survival. All representations, warranties, covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the time periods herein provided.

     12.16 Inducement to Transaction. All representations and warranties made by any party of this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement.

                              ARTICLE 13
                           EXECUTION CLAUSE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

SELLER:

INDECK MAINE ENERGY, L.L.C.



By: /s/ Thomas M. Campone
Name: Thomas M. Campone
Title: President



BUYER:

RIDGEWOOD MAINE, L.L.C.

By: RIDGEWOOD PENOBSCOT MANAGEMENT CORPORATION,
    Manager

By:  /s/ Mary Louise Olin
Name:  Mary Louise Olin
Title:  Vice President, Secretary